Exhibit 99.1

NEWS RELEASE

Parsley Energy Announces Appointment of Ronald Brokmeyer to its Board of Directors

AUSTIN, Texas, March 23, 2016 – Parsley Energy, Inc. (NYSE: PE) (“Parsley” or the “Company”) today announced that Ronald Brokmeyer has been appointed to the Company’s Board of Directors (the “Board”), effective immediately. Mr. Brokmeyer will initially serve on the Company’s Audit and Compensation Committees.

Mr. Brokmeyer retired in July 2014 after nearly 30 years of experience in the oil and gas industry in a variety of engineering and managerial roles. He spent the last 14 years of his career with Occidental Petroleum Corp. where, immediately prior to his retirement, he served as President and General Manager of the company’s Permian Basin business unit. Mr. Brokmeyer holds a Bachelor of Science in Petroleum Engineering from Texas Tech University.

“Ron has deep experience in our industry and in the Permian Basin in particular,” said Bryan Sheffield, Parsley’s Chairman, CEO and President. “The Company will benefit from his executive experience as well as his technical and operational expertise as we continue to execute on our development program in the Permian Basin.”

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Contact Information:

Parsley Energy, Inc.

Brad Smith, Ph.D., CFA, 512-505-5199

Vice President, Corporate Strategy and Investor Relations

or

Stephanie Reed, 512-505-5199

Investor Relations Manager

ir@parsleyenergy.com

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